Exhibit 3.9

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.       The name of the corporation is       CTT Pharmaceuticals Holdings, Inc.

2.       The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered      Article # 4      so that, as amended, said Article shall be and read as follows:

Authorized Shares has been voted and approved to lower share count from 300,000,000 Shares to 150,000,000 Shares, with Par Value staying at 0.001

3.       That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

By: /s/ Ryan Khouri Jan28, 2025

Authorized Officer

Name: Ryan Khouri, CEO

Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:32 PM 01/28/2025
FILED 02:32 PM 01/28/2025
SR 20250285710 • File Number 2680091